Exhibit 99.1

™
Petrolia Energy Appoints President, Adds Two Board Positions, and Sets Date of Annual General Meeting
HOUSTON, TX – (Marketwired) – April 19, 2017 -- Petrolia Energy Corporation (OTCQB: BBLS) (“Petrolia” or the “Company”) is pleased to announce the appointment of Mr. James E. Burns as President and Director along with Mr. Saleem Nizami as an Independent Director effective April 19, 2017. Once these new appointments are confirmed at the upcoming Annual General Meeting, they will increase the board to seven (7) members, with three (3) of the positions being independent. The Annual General Meeting is scheduled for May 31, 2017 at 121 North Post Oak Lane (1st floor), Houston, TX, 77024.
James E. Burns, incoming President and Director of Petrolia commented, "I have been working with Petrolia's board and management team over the last 12 months, and it's clear to me that Petrolia has a real opportunity to leverage its assets and capabilities, driving increased shareholder value. I am excited to be part of the team moving forward, and I look forward to a profitable future."
Zel C. Khan, CEO, Director and former President of Petrolia said, “With the tremendous growth we have experienced in Petrolia over the past 24 months, the appointment of Mr. Burns as President is a necessary step to help take our Company to the next level. We look forward to benefiting from his impressive experience and look forward to a year of growth and development of our assets for the benefit of all stakeholders.”
About James E. Burns
Mr. James Edward Burns is an oil and gas executive who brings more than 25 years of energy experience to the Petrolia Energy’s Board. Most recently, he served as President of BLU LNG, a domestic LNG provider, where he created a coherent commercial and operational strategy serving as catalyst for renewed efficiency and effectiveness. Prior to his role at BLU LNG, Mr. Burns was President of Fortress Energy Partners a division of Fortress Investment Group (NYSE:FIG) and worked in various executive roles globally with Royal Dutch Shell (NYSE:RDS) and with Texaco (NYSE:TX). Mr. Burns also serves as a member of the Houston Angel Network’s Energy Council and is the Chairman of the Board of Triple E Real Estate Investments. He holds a Bachelor of Science degree in Business Administration from California State University and an Executive MBA from the University of Houston.
About Saleem Nizami
Mr. Saleem Nizami is a Petroleum Geologist with over 40 years of oil & gas industry experience. Prior to founding APEC, Inc., an Oklahoma-based Petroleum and Environmental Consulting firm in 1989, Mr. Nizami served as a Senior Geologist and Manager in the Division of Oil & Gas at the Oklahoma Corporate Commission. Mr. Nizami has worked with numerous small to mid-sized oil & gas companies along with major oil companies such as Chevron (NYSE: CVX) and ExxonMobil (NYSE:XOM) and independent oil & gas companies including Chesapeake Energy Corp. (NYSE:CHK). Mr. Nizami holds a MSc. in Petroleum Geology from Osmania University.
For additional information, please refer to Petrolia’s filings with the SEC, which can be accessed on our website at www.petroliaenergy.com.

About Petrolia Energy Corporation
Petrolia Energy Corporation is headquartered in Houston, Texas, the energy capital of the world. With over 80 years of operational and management experience throughout the energy industry, the Company explores oil and gas development opportunities. Petrolia Energy’s core focus is on the utilization of new technology as well as the implementation of its own proprietary technologies in order to improve the recoverability of existing oil fields.
Petrolia Energy Corporation’s team of experts has an outstanding record of converting oil fields into compliant, producing, and profitable entities. Petrolia Energy Corporation is committed to achieving these results by being a good neighbor and partner in the communities it operates in, as well as being excellent stewards of the environment. This can only be achieved long term with regulatory compliant operations that embrace the concepts of environmental stewardship.
Petrolia’s primary goal is to locate undervalued assets, identify properties with resolvable environmental and mechanical issues and lowering lift costs resulting in increased shareholder value.
Forward-looking Statements
Certain information in this press release constitutes forward-looking statements within the meaning of applicable securities laws, including, but not limited to, statements regarding well production, use of proceeds, future drilling, operating expenses, and additional funding. Any statement that does not contain a historical fact may be deemed to be a forward-looking statement. In some cases, forward-looking statements can be identified by terminology such as "may," "will," "should," "expect," "plan," "intend," "anticipate," "believe," "estimate," "predict," "potential," or "continue," the negative of such terms, or other comparable terminology, although not all forward-looking statements contain such identifying words.
Forward-looking statements are subject to a number of assumptions, risks, and uncertainties, many of which are beyond the Company's control, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. Such assumptions, risks, and uncertainties include, among others, those associated with exploration activities, oil and gas production, marketing and transportation, costs of operations, loss of markets, volatility of oil and gas prices, reserve and future production estimates, environmental risks, competition, inability to access sufficient capital from internal and external sources, general economic conditions, litigation, and changes in regulation and legislation. Readers are cautioned that the foregoing list is not exhaustive.
Additional information on these and other factors that could affect Petrolia’s operations or financial results is available by contacting Petrolia. The forward-looking statements contained in this press release are made as of the date of this press release, and Petrolia does not undertake any obligation to update publicly or to revise any of the included forward-looking statements, whether as a result of new information, future events, or otherwise, except as expressly required by applicable law.
For more Information contact:
Media Contact:
Press@PetroliaEnergy.com

Investor Relations Contact:
IR@PetroliaEnergy.com
www.PetroliaEnergy.com

Petrolia Energy Corporation (OTCQB: BBLS) trades on the OTCQB Venture Market for early stage and developing U.S. and international companies. Companies are current in their reporting and undergo an annual verification and management certification process. Investors can find Real-Time quotes and market information for the company on www.otcmarkets.com.
Source: Petrolia Energy Corporation